Exhibit 99.1

For Immediate Release

CalAmp Appoints Tech Finance Veteran, Jikun Kim, as SVP and Chief Financial Officer

IRVINE, Calif., December 2, 2022 - CalAmp (Nasdaq: CAMP), a connected intelligence company that helps people and organizations improve operational performance, today announced that effective January 9, 2023, Jikun Kim, 58, will commence employment as Senior Vice President and Chief Financial Officer of CalAmp Corp. (the “Company”). Mr. Kim will serve as principal financial officer and principal accounting officer. Xiaolian (Cindy) Zhang will cease service as Interim Chief Financial Officer, and will continue to serve as Senior Vice President, Financial Planning and Analysis, and Erik Schulz will cease service as Interim Principal Accounting Officer, and will continue to serve as Vice President and Corporate Controller.

Mr. Kim currently serves as Chief Financial Officer of Momentus, Inc., a Nasdaq-listed space infrastructure company, a position he has held since September 2020. Prior to Momentus, from January 2019 to September 2020, Mr. Kim served as the Chief Financial Officer at Formlabs Inc., a 3D printer company. From June 2016 to December 2019, Mr. Kim served as the Chief Financial Officer at EMCORE Corporation, a Nasdaq-listed company producing advanced semiconductor products, and from February 2015 to June 2016, he served as Chief Financial Officer at Merex Group, a defense and space company,; and from June 2009 to February 2015, Mr. Kim served as Chief Financial Officer at AeroVironment, Inc., a Nasdaq-listed aviation and aerospace technology company. Mr. Kim received an M.B.A. degree from Columbia Business School, an M.S. degree in Electrical Engineering from the University of California at Los Angeles and a B.S. degree in Electrical Engineering from the University of California at Berkeley.

“Jikun’ s extensive public company experience in technology and his unique combination of engineering and finance expertise made him the ideal candidate,” said Jeff Gardner. “His track record of partnering with his colleagues and his excellent communications skills allowed him to stand out in a very competitive process. I look forward to partnering with him to accelerate our transformation to a growing, profitable telematics SaaS solutions provider.”

“It’s an exciting time to be joining CalAmp,” said Kim. “The telematics market is dynamic and evolving quickly. Recent challenges with global supply chains have just underscored the important role they play as organizations around the world seek to monitor and track their vital assets in real time. I am happy to be joining CalAmp and contribute to the Company’s growth as it expands the list of organizations around the world using their leading telematics solutions.”

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About CalAmp

CalAmp (Nasdaq: CAMP) provides flexible solutions to help organizations worldwide monitor, track and protect their vital assets. Our unique device-enabled software and cloud platform enables over 14,000 commercial and government organizations worldwide to improve efficiency, safety, visibility and compliance while accommodating the unique ways they do business. With over 10 million active edge devices and 275+ approved or pending patents, CalAmp is the telematics leader organizations turn to for innovation and dependability. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, iOn Vision, CrashBoxx and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Spireon acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp and holds an exclusive license to the LoJack mark in the United States and Canada. Any other trademarks or trade names mentioned are the property of their respective owners.

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CalAmp Media Inquiries:

Mark Gaydos

mgaydos@calamp.com

+1 415 713 7113

CalAmp Investor Inquiries:

Leanne K. Sievers

Shelton Group

sheltonir@sheltongroup.com

+1 949.224.3874